EXHIBIT 99.1
CONTACT:
Bell Industries, Inc.
John A. Fellows/Mitchell I. Rosen
310-563-2355
PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980
BELL INDUSTRIES SENDS RESPONSE LETTER
TO COAST DISTRIBUTION SYSTEM’S BOARD OF DIRECTORS

     El Segundo, California – February 17, 2006 – Bell Industries, Inc. (AMEX:BI) said today it has sent a letter to the board of directors of The Coast Distribution System, Inc. (AMEX:CRV), expressing its desire to meet with members of Coast’s board or Coast’s financial advisor to discuss entering into negotiations to acquire the company. A copy of the letter is set forth below:
Bell Letter Dated February 17, 2006
The Coast Distribution System, Inc.
350 Woodview Avenue
Morgan Hill, CA 95037
Attn: Board of Directors
Gentlemen:
     Let us begin by stating that we were disappointed to learn that a Special Committee of the Board of Directors of The Coast Distribution System, Inc. (the “Company”) has rejected our proposal. We were also quite surprised, to say the least, to hear the announcement on February 3, 2006 that the Company responded to our offer to enter into a negotiated acquisition by adopting a Shareholder Rights Plan. We do not believe such a response is constructive or in the best interest of the Company’s stockholders.
     In our experience, the purpose of a Shareholder Rights Plan is to protect the Company’s stockholders from unfair or coercive takeover proposals. It appears that the Board of Directors has misinterpreted our desire to enter into good-faith discussions regarding a negotiated transaction as a hostile attempt to takeover the Company. On the contrary, our aim was and is to negotiate a transaction on a friendly basis. If the Board of Directors or its financial advisor were willing to meet with us and engage in a friendly process, we query what need would there be for the change-in-control protection conferred by a Shareholder Rights Plan? We believe that the Board of Directors is thwarting an opportunity for the Company’s stockholders to unlock the full value of their investment.
     Our good-faith intentions are evidenced by the fact that we have substantially increased our cash offer price and have expressed our willingness to shorten the period of due diligence and to defer the exclusivity provisions until such time as we have entered into a definitive agreement. Since the Company’s announcement on January 6, 2006 that it had retained Seven Hills Partners LLC (“Seven Hills”) as its financial advisor, we have tried numerous times, albeit unsuccessfully, to establish a dialogue with Seven Hills in order to discuss our proposal offer and to begin a due diligence review. If Seven Hills was truly retained to fairly evaluate all offers, then why have they continuously rebuffed our attempts to engage in meaningful discussions and failed to provide us with any information despite our willingness to enter into a confidentiality agreement? In fact, we have contacted Seven Hills eight times and have received no information or any indication that we will ever be provided with information that a financial advisor would typically provide to an interested purchaser.
     We are also troubled by the curious timing of the announcement of the Company’s stock buyback program and the idea that the Company is using the artificial increase in the price of the stock due to the buybacks to make our offer appear inadequate. As we have previously stated, we are willing to consider circumstances that may justify a further increase in our offer.

     The Company has gone to great lengths to let stockholders and other interested parties know that despite the adoption of the Shareholder Rights Plan, it is willing to consider a Qualified Offer (as defined in the Shareholder Rights Plan), subject to several conditions designed to ensure that the Company’s stockholders are treated fairly. It is ironic, indeed, that although our offer satisfies what we believe to be the most important of these conditions for stockholders, the Special Committee of the Board of Directors continues to publicly state that our proposal is not in the best interest of the Company’s stockholders.
     We are prepared and eager to meet with the members of the Board of Directors or its financial advisor at any time to negotiate a transaction. However, if we do not hear back from the Board of Directors or the financial advisor, we will assume that the Company is not interested in engaging in discussions. While we believe our offer provides a unique and timely opportunity for the Company’s stockholders to realize the full value for their shares, we trust that you will publicly articulate the Company’s current outlook for expected financial performance, dividend continuation and product strategy so that all stockholders will be adequately informed and can appropriately assess value.
About Bell Industries, Inc.
     Bell is comprised of three diversified business units, Bell Tech.logix, Recreational Products Group and J.W. Miller. Bell Tech.logix offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Bell’s Recreational Products Group distributes after-market parts and accessories primarily to the recreational vehicle and boating markets. J.W. Miller manufactures and sells standard and custom magnetic components used in electronic applications for computer, medical, lighting and telecommunication equipment.
Forward-Looking Statements
     Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the company’s filings with the Securities and Exchange Commission, including Factors That May Affect Future Results of Operations included in the Form 10-K for the year ended December 31, 2004 and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the year ended December 31, 2004 and the Form 10-Q for the quarter ended September 30, 2005. In addition, general industry and market conditions and growth rates and general economic conditions could affect such statements. Furthermore, there is the risk that this offer may not be accepted by The Coast Distribution System or, if accepted, the transaction will not be consummated. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
Additional Information
     Investors and security holders are urged to read the disclosure documents regarding the proposed merger as they become available because they will contain important information. Investors and security holders will be able to obtain a free copy of any such disclosure documents as they become available, as well as other filings containing information about Bell Industries and The Coast Distribution System, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the disclosure documents and the filings with the SEC that will be incorporated by reference in such disclosure documents can also be obtained without charge, as they become available, by directing a request to PondelWilkinson Inc., as information agent for Bell Industries, Inc. at 1880 Century Park East, Suite 700, Los Angeles, CA 90067, telephone:
310-279-5980, e-mail address: investor@pondel.com.

     The directors and executive officers of Bell Industries may be deemed to be participants in the solicitation of proxies from The Coast Distributions Systems shareholders in respect of the proposed merger. Information regarding the directors and executive officers of Bell Industries is currently available in its proxy statement filed with the SEC by Bell Industries on April 22, 2005. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any disclosure documents and any other relevant materials that will be filed by Bell Industries with the SEC as they become available.
     Any information concerning The Coast Distribution System contained in this document has been taken from, or is based upon, publicly available information. Although Bell Industries does not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, Bell Industries does not take any responsibility for the accuracy or completeness of such information.